Exhibit 99.1

Vericel Corporation 64 Sidney Street Cambridge, MA 02139 T (617) 588-5555 F (617) 588-5554 www.vcel.com

Vericel Reports Second Quarter 2025 Financial Results
Total Revenue Growth of 20% to $63.2 Million, with MACI Revenue Growth of 21% to $53.5 Million
Gross Margin Increased More than 400 Basis Points to 74%
Adjusted EBITDA Growth of 112% to $13.4 Million, with Adjusted EBITDA Margin Increase of More than 900 Basis Points to 21%

Approximately 600 MACI Arthro Surgeons Trained to Date
Received FDA IND Clearance for Phase 3 MACI Ankle Clinical Study
Conference Call Today at 8:30am Eastern Time

CAMBRIDGE, Mass., July 31, 2025 (GLOBE NEWSWIRE) — Vericel Corporation (NASDAQ:VCEL), a leader in advanced therapies for the sports medicine and severe burn care markets, today reported financial results and business highlights for the second quarter ended June 30, 2025.

Second Quarter 2025 Financial Highlights
•Total net revenue of $63.2 million
•MACI® net revenue growth of 21% to $53.5 million
•Burn Care net revenue of $9.8 million, consisting of $8.6 million of Epicel® revenue and $1.2 million of NexoBrid® revenue
•Gross margin of 74%, an increase of more than 400 basis points versus the prior year
•Net loss of $0.6 million, or $0.01 per diluted share
•Non-GAAP adjusted EBITDA increased 112% to $13.4 million, with adjusted EBITDA margin increase of more than 900 basis points to 21%
•Operating cash flow of $8.2 million
•As of June 30, 2025, the Company had approximately $164 million in cash and investments, and no debt

Exhibit 99.1
Business Highlights and Updates
•Record second quarter total revenue and MACI revenue
•Second highest number of MACI biopsies in a quarter since launch, with second highest number of biopsies in any month in April
•Approximately 600 MACI Arthro™ surgeons trained to date
•MACI implants for the treatment of small femoral condyle defects increased more than 40% in the second quarter versus prior year
•MACI sales force expansion accelerated into the second half of 2025 based on MACI Arthro launch indicators and expected MACI implant growth
•Highest number of Epicel biopsies in a quarter since 2023, representing 38% growth versus prior year, and the highest number of Epicel biopsies in a month in June
•NexoBrid second quarter revenue increased 52% versus the prior year
•Highest number of NexoBrid hospital unit orders in any month since launch in June
•Received FDA IND clearance for MACI Ankle™ clinical study and remain on track to initiate the study in the second half of 2025

“The Company delivered another quarter of solid financial and business results in the second quarter, with significant revenue growth and even higher profitability growth and margin expansion as well as continued strength in the key performance indicators for the MACI Arthro launch,” said Nick Colangelo, President and CEO of Vericel. “Based on the positive trends across the business to start the third quarter, we expect continued strong revenue growth and profitability for the remainder of the year and beyond.”

2025 Financial Guidance
•Reaffirmed MACI full-year revenue growth in the low 20% range
•Updated Burn Care revenue guidance for the second half of 2025 to be in line with recent run rate of approximately $10 million per quarter
•Reaffirmed full-year profitability guidance of gross margin of 74% and adjusted EBITDA margin of 26%

Second Quarter 2025 Results
Total net revenue for the quarter ended June 30, 2025 increased to $63.2 million, compared to $52.7 million in the second quarter of 2024. Total net product revenue for the quarter included $53.5 million of MACI (autologous cultured chondrocytes on porcine collagen membrane) net revenue, $8.6 million of Epicel (cultured epidermal autografts) net revenue, and $1.2 million of NexoBrid (anacaulase-bcdb) net revenue, compared to $44.1 million of MACI net revenue, $7.8 million of Epicel net revenue, and $0.8 million of NexoBrid net revenue, respectively, in the second quarter of 2024.

Gross profit for the quarter ended June 30, 2025 was $46.6 million, or 74% of net revenue, compared to $36.6 million, or 70% of net revenue, for the second quarter of 2024.

Exhibit 99.1
Total operating expenses for the quarter ended June 30, 2025 were $48.6 million, compared to $42.6 million for the same period in 2024. The increase in operating expenses was primarily due to increased headcount and related employee expenses and additional costs related to the Company’s new Burlington facility, including depreciation and MACI tech transfer activities.

Net loss for the quarter ended June 30, 2025 was $0.6 million, or $0.01 per diluted share, compared to $4.7 million, or $0.10 per diluted share, for the second quarter of 2024.

Non-GAAP adjusted EBITDA for the quarter ended June 30, 2025 was $13.4 million, or 21% of net revenue, compared to $6.3 million, or 12% of net revenue, for the second quarter of 2024. A table reconciling non-GAAP measures is included in this press release for reference.

As of June 30, 2025, the Company had approximately $164 million in cash and investments, and no debt.

Conference Call Information
Today’s conference call will be available live at 8:30 a.m. Eastern Time. The live webcast can be accessed on the Investor Relations section of the Vericel website at http://investors.vcel.com/events-presentations. Presentation slides for the conference call will be available on the webcast and on the website. A replay of the webcast will be available until July 31, 2026.

To participate by telephone, dial 855-303-0072 or +1 773-305-6837 if connecting from outside the U.S. When connected, please use passcode: 276790.

About Vericel Corporation
Vericel is a leading provider of advanced therapies for the sports medicine and severe burn care markets. The Company combines innovations in biology with medical technologies, resulting in a highly differentiated portfolio of innovative cell therapies and specialty biologics that repair injuries and restore lives. Vericel markets three products in the United States. MACI (autologous cultured chondrocytes on porcine collagen membrane) is an autologous cellularized scaffold product indicated for the repair of symptomatic, single or multiple full-thickness cartilage defects of the knee with or without bone involvement in adults. Epicel (cultured epidermal autografts) is a permanent skin replacement for the treatment of patients with deep dermal or full thickness burns greater than or equal to 30% of total body surface area. Vericel also holds an exclusive license for North American rights to NexoBrid (anacaulase-bcdb), a biological orphan product containing proteolytic enzymes, which is indicated for eschar removal in adults and pediatric patients with deep partial-thickness and/or full-thickness thermal burns. For more information, please visit www.vcel.com.

Epicel® and MACI® are registered trademarks of Vericel Corporation. NexoBrid® is a registered trademark of MediWound Ltd. and is used under license to Vericel Corporation. © 2025 Vericel Corporation. All rights reserved.

Exhibit 99.1
GAAP v. Non-GAAP Measures
Vericel’s reported earnings are prepared in accordance with generally accepted accounting principles in the United States, or GAAP, and represent earnings as reported to the Securities and Exchange Commission. Vericel has provided in this release certain financial information that has not been prepared in accordance with GAAP. Vericel’s management believes that the non-GAAP adjusted EBITDA described in this release, which includes adjustments for specific items that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding Vericel’s underlying performance, business and performance trends, and helps facilitate period-to-period comparisons and comparisons of its financial measures with other companies in Vericel’s industry. However, the non-GAAP financial measures that Vericel uses may differ from measures that other companies may use. Non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Forward-Looking Statements
Vericel cautions you that all statements other than statements of historical fact included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Although we believe that we have a reasonable basis for the forward-looking statements contained herein, they are based on current expectations about future events affecting us and are subject to risks, assumptions, uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Our actual results may differ materially from those expressed or implied by the forward-looking statements in this press release. These statements are often, but are not always, made through the use of words or phrases such as “anticipates,” “intends,” “estimates,” “plans,” “expects,” “continues,” “believe,” “guidance,” “outlook,” “target,” “future,” “potential,” “goals” and similar words or phrases, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may,” or similar expressions.

Among the factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, uncertainties associated with our expectations regarding future revenue, growth in revenue, market penetration for MACI®, MACI Arthro™, Epicel®, and NexoBrid®, growth in profit, gross margins and operating margins, the ability to continue to scale our manufacturing operations to meet the demand for our cell therapy products, including the timely qualification of a new manufacturing facility in Burlington, Massachusetts, the ability to sustain profitability, contributions to adjusted EBITDA, the expected target surgeon audience, potential fluctuations in sales and volumes and our results of operations over the course of the year, timing and conduct of clinical trial and product development activities, timing and likelihood of the FDA’s potential approval of the use of MACI to treat cartilage defects in the ankle, the estimate of the commercial growth potential of our products and product candidates, competitive developments, changes in third-party coverage and reimbursement, including recent and future healthcare reform measures and private payor initiatives, surgeon adoption of MACI Arthro, physician and burn center adoption of NexoBrid, labor strikes, supply chain disruptions or other events or factors that might affect our ability to

Exhibit 99.1
manufacture MACI or Epicel or affect MediWound’s ability to manufacture and supply sufficient quantities of NexoBrid to meet customer demand, including but not limited to the ongoing and evolving conflicts in the Middle East region involving Israel, negative impacts on the global economy and capital markets resulting from the conflict in Ukraine and the ongoing and evolving Middle East conflicts, including those associated with potential further involvement by the U.S., changes in trade policies and regulations, including the potential for increases or changes in duties, current and potentially new tariffs or quotas, lingering effects of adverse developments affecting financial institutions, companies in the financial services industry or the financial services industry generally, possible changes in governmental monetary and fiscal policies, including, but not limited to, Federal Reserve policies in connection with continued inflationary pressures, the impact from future regulatory, judicial and legislative changes to our industry or to the broader business landscape, including those included in the One Big Beautiful Bill Act, global geopolitical tensions and potential future impacts on our business or the economy generally stemming from a public health emergency.

These and other significant factors are discussed in greater detail in Vericel’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (SEC) on February 27, 2025, Vericel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on July 31, 2025, and in other filings with the SEC. These forward-looking statements reflect our views as of the date hereof and Vericel does not assume and specifically disclaims any obligation to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

Investor Contact:
Eric Burns
ir@vcel.com
+1 (734) 418-4411

Exhibit 99.1

VERICEL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts - unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Product sales, net	$63,240	$52,662	$115,838	$103,943
Total revenue	63,240	52,662	115,838	103,943
Cost of product sales	16,627	16,061	32,952	31,988
Gross profit	46,613	36,601	82,886	71,955
Research and development	6,731	7,363	13,992	13,781
Selling, general and administrative	41,911	35,269	83,715	69,669
Total operating expenses	48,642	42,632	97,707	83,450
Loss from operations	(2,029)	(6,031)	(14,821)	(11,495)
Other income (expense):
Interest income	1,657	1,510	3,314	3,272
Interest expense	(157)	(153)	(310)	(306)
Other income (expense)	(24)	(8)	18	(15)
Total other income	1,476	1,349	3,022	2,951
Net loss	$(553)	$(4,682)	$(11,799)	$(8,544)
Net loss per common share:
Basic and diluted	$(0.01)	$(0.10)	$(0.24)	$(0.18)
Weighted-average common shares outstanding:
Basic and diluted	50,368	48,686	50,138	48,413

Exhibit 99.1
VERICEL CORPORATION
RECONCILIATION OF REPORTED NET LOSS (GAAP)
TO ADJUSTED EBITDA (NON-GAAP MEASURE)
(in thousands - unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Net loss	$(553)	$(4,682)	$(11,799)	$(8,544)
Stock-based compensation expense	10,140	9,520	21,645	19,354
Depreciation and amortization	2,826	1,323	5,512	2,701
Net interest income	(1,500)	(1,357)	(3,004)	(2,966)
Pre-occupancy lease expense and tech transfer	2,446	1,509	4,247	2,986
Adjusted EBITDA (Non-GAAP)	$13,359	$6,313	$16,601	$13,531

Exhibit 99.1
VERICEL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands - unaudited)

	June 30,	December 31,
	2025	2024
ASSETS
Current assets:
Cash and cash equivalents	$80,532	$74,520
Restricted cash	—	10,529
Short-term investments	36,349	41,693
Accounts receivable (net of allowance for doubtful accounts of $1 and $10, respectively)	64,290	61,375
Inventory	16,831	17,373
Other current assets	6,575	7,287
Total current assets	204,577	212,777
Property and equipment, net	109,848	103,161
Intangible assets, net	5,938	6,250
Right-of-use assets	67,398	70,098
Long-term investments	47,400	39,880
Other long-term assets	447	556
Total assets	$435,608	$432,722
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$12,857	$23,848
Accrued expenses	14,404	17,065
Current portion of operating lease liabilities	13,753	9,257
Other current liabilities	118	116
Total current liabilities	41,132	50,286
Operating lease liabilities	86,011	89,593
Other long-term liabilities	1,656	876
Total liabilities	128,799	140,755
Total shareholders’ equity	306,809	291,967
Total liabilities and shareholders’ equity	$435,608	$432,722